February 21, 2006


Mail Stop 4561

Mr. Gary D. Burnison
Chief Operating Officer, Chief Financial Officer and Executive Vice President
Korn/Ferry International
1900 Avenue of the Stars, Suite 2600
Los Angeles, CA 90067

	RE:	Korn/Ferry International
      Form 10-K for the fiscal year ended April 30, 2005
		Filed July 14, 2005
		File No. 1-14505

Dear Mr. Burnison:

      We have completed our review of your Form 10-K and do not, at this time, have any further comments.


							Sincerely,



Daniel L. Gordon
Branch Chief


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